UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2010

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2010, David Lockwood accepted an appointment as a director of EnergySolutions, Inc. (the “Company”).  As part of his service on the Company’s Board of Directors (the “Board”), it is anticipated that Mr. Lockwood will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Lockwood, age 50, has been a partner of ValueAct Capital, an investment management firm, since 2007.  Prior to that, Mr. Lockwood was Chairman and CEO of Liberate Technologies (NYSE: LBRT), a provider of software to digital media companies, from 2003 to 2006.  From 2001 to 2003, Mr. Lockwood was CEO and President of Intertrust (NYSE: ITRU), a company that develops software for digital rights management and licenses intellectual property.  Mr. Lockwood has also held a number of positions in the financial services industry, including Managing Director at Goldman Sachs.  Currently, Mr. Lockwood serves as a director of Steinway Musical Instruments, Inc. (NYSE: LVB), a manufacturer of musical instruments, and BigBand Networks, Inc. (NYSE: BBND), a leader in digital video networking.  He is also a lecturer at the Stanford Graduate School of Business.  Mr. Lockwood holds a Bachelor of Arts degree from Miami University (Ohio) and a Masters of Business Administration degree from the Graduate School of Business of the University of Chicago.

Mr. Lockwood will be an independent director.  Mr. Lockwood’s compensation as a director will be provided on the same basis as that provided to the Company’s other non-management directors.  The Company and Mr. Lockwood also entered into an Indemnity Agreement in the Company’s standard form for other directors.

On November 3, 2010 the Company issued a press release entitled “EnergySolutions Adds David Lockwood to Board.”  A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                            Financial Statements and Exhibits

(d)                                Exhibits

Item 99.1                                                 Press Release dated November 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: November 3, 2010	By	/s/ Val J. Christensen
Val J. Christensen
President & Chief Executive Officer